Exhibit 99.1

Opiant Pharmaceuticals, Inc. Reports First Quarter 2018 Financial Results and Provides Corporate Update

SANTA MONICA, Calif, May 08, 2018 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing pharmacological treatments for addictions, today reported financial results for the first quarter ended March 31, 2018, and provided a corporate update.

“We began 2018 with multiple significant accomplishments,” said Roger Crystal, M.D., Chief Executive Officer of Opiant. “Most importantly, following positive data from a Phase I clinical study and a meeting with the U.S. Food and Drug Administration, we initiated a development program for OPNT003 (intranasal nalmefene), a long acting treatment for opioid overdose. In support of this program, we were recently awarded a grant of approximately $7.4 million from the National Institutes of Health’s (“NIH”) National Institute on Drug Abuse (“NIDA”). We intend to pursue a 505(b)(2) development path for OPNT003 and anticipate the potential to submit a New Drug Application in 2020. Beyond our innovative pipeline, NARCAN® Nasal Spray for opioid overdose continues to generate strong revenue growth.”
Recent Corporate Highlights

•	Initiated a development program for OPNT003, a long acting treatment for opioid overdose

•	Awarded a grant of approximately $7.4 million from NIDA for the development of OPNT003

Financial Results for the First Quarter Ended March 31, 2018

For the three months ended March 31, 2018, Opiant recorded approximately $1.7 million in revenue, compared to approximately $11,000 during the corresponding period of 2017. The increase was due primarily to the recognition of net revenue of $1.6 million arising from the royalty payments from the sale, by Adapt Pharma Operations Limited (“Adapt”), of NARCAN.

General and administrative expenses for the three months ended March 31, 2018, were approximately $3.0 million, compared to approximately $1.9 million in the comparable period of 2017. The increase was primarily due to a $0.6 million increase associated with stock-based compensation expense, a $0.4 million increase relating to professional fees and a $0.1 million increase attributed to employee compensation and related expenses during the three months ended March 31, 2018, as compared to the three months ended March 31, 2017.

Research and development expenses for the three months ended March 31, 2018, were approximately $2.4 million, compared to approximately $0.9 million during the corresponding period of 2017. The increase was primarily attributable to a $0.7 million increase in expense associated with shares issuable to a research and development partner, a $0.3 million increase in stock-based compensation and a $0.3 million increase attributed to research and development employee compensation and related expenses.

License fees for the three months ended March 31, 2018 were $5.6 million. The license fees relate to the License Agreement with Adapt. There were no license fees for the three months ended March 31, 2017.

Exhibit 99.1

The Company did not record any selling expenses in the three months ended March 31, 2018, compared to $0.1 million for the three months ended March 31, 2017.

Net loss for the three months ended March 31, 2018, was $9.3 million, or a loss of $3.68 per basic and diluted share, compared to a net loss of $2.8 million, or a loss of $1.39 per basic and diluted share, for the comparable period of 2017. The significant increase in net loss for the three months ended March 31, 2018, compared to the same period in 2017, was primarily caused by the non-reoccurring license fee of $5.6 million paid to Adapt.

At March 31, 2018, Opiant had cash and cash equivalents of approximately $11.3 million, compared to $8.1 million at December 31, 2017.

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc. is a specialty pharmaceutical company developing pharmacological treatments for addictions. NIDA, a component of the NIH, describes these disorders as chronic relapsing brain diseases which burden society at both the individual and community levels. With its innovative opioid antagonist nasal delivery technology, Opiant is positioned to become a leader in these treatment markets. Opiant's first product, NARCAN® Nasal Spray, is approved for marketing in the U.S. and Canada by its partner, Adapt Pharmaceuticals. For more information please visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

CONTACTS:
Dan Ferry
Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
(617) 535-7746